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                     September 22, 2022

       Aaron Ravenscroft
       President and Chief Executive Officer
       MANITOWOC CO INC
       11270 West Park Place
       Suite 1000
       Milwaukee, Wisconsin 53224

                                                        Re: MANITOWOC CO INC
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 22,
2022
                                                            File No. 001-11978

       Dear Mr. Ravenscroft:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation